Exhibit 5.1

FOX ROTHSCHILD LLP Princeton Pike Corporate Center 997 Lenox Drive Lawrenceville, NJ 08648-2311

June 15, 2023

BIO-key International, Inc.

3349 Highway 138, Building A, Suite E

Wall, NJ 07719

Ladies and Gentlemen:

We are acting as counsel to BIO-key International, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) with respect to the offer and sale of up to 900,000 shares (the “Shares”) of common stock, $.0001 par value per share (the “Common Stock”), of the Company which may be offered and sold from time to time by the selling stockholder identified in the Registration Statement. The Shares consist of (i) 700,000 issued and outstanding shares of Common Stock (the “Outstanding Shares”) issued by the Company to the selling stockholder on December 22, 2022, and (ii) 200,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) issued by the Company to the selling stockholder on December 22, 2022.

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the legal capacity of all natural persons; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photocopies; the authenticity of the originals of such latter documents; the accuracy and completeness of all documents and records reviewed by us; the accuracy, completeness and authenticity of certificates issued by any governmental official, office or agency and the absence of change in the information contained therein from the effective date of any such certificate; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Our opinion herein is expressed solely with respect to the laws of the State of Delaware and is based on these laws as in effect on the date hereof. We express no opinion herein as to any other statutes, rules or regulations. We express no opinion herein as to whether the laws of any jurisdiction are applicable to the subject matter hereof.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that: (i) the Outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares have been duly authorized, and, when issued in accordance with the terms and conditions of the Warrant, including payment of the consideration for the Warrant Shares specified in the Warrant, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendment thereto and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ FOX ROTHSCHILD LLP